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                                                                    EXHIBIT 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Legato Systems, Inc. of our report dated January 18, 1999 except as to note 5 which is as of April 19, 1999, note 11 which is as of August 13, 1999 and the pooling of interests with Qualix Group, Inc. which is as of November 30, 1999 relating to the financial statements and financial statement schedule, which appear in Legato Systems, Inc.'s Annual Report on Form 10-K/A for the year ended December 31, 1998. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California
December 20, 1999